EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

PCM SALES ACQUISITION, LLC,

PCM, INC.,

EN POINTE TECHNOLOGIES SALES, INC.,

ATTIAZAZ “BOB” DIN, and

MICHAEL RAPP

MARCH 12, 2015

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into this 12th day of March, 2015, by and among PCM Sales Acquisition, LLC, a Delaware limited liability company (“Purchaser”), PCM, Inc., a Delaware corporation and the ultimate parent of Purchaser (“PCM”), En Pointe Technologies Sales, Inc., a Delaware corporation (“Seller”), Attiazaz “Bob” Din, the primary stockholder of the ultimate parent company of Seller (the “Primary Stockholder”), and Michael Rapp, the holder of an option to acquire equity of Seller (the “Option Holder”).  Capitalized terms used but not defined herein are defined on Exhibit A attached hereto and incorporated herein.

RECITALS

WHEREAS, Seller is engaged in business of providing information technology solutions, including hardware, software licensing, and services to customers in various industries, but excluding “collab9” (the “Business”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets, rights and claims of, or related to, the Business on the terms and conditions set forth herein; and

WHEREAS, on or prior to the date hereof, Option Holder was granted an option to purchase shares of Common Stock of the Seller representing 3.0% of the fully-diluted equity of the Seller (collectively, the “Options”), which Options shall be cancelled at the Closing in exchange for Option Holder’s right to receive his Pro-Rata share of the Purchase Price.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1.
THE TRANSACTION

1.1                               Purchased Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in, to and under the assets, properties, goodwill and rights of Seller described below in this Section 1.1, whether or not carried on the books of Seller (other than the Excluded Assets) (collectively, the “Purchased Assets”):

(a)                                 Real Property.  The leasesholds and subleasholds, set forth on Schedule 1.1(a);

(b)                                 Personal Property.  The personal property, office furnishings and furniture, supplies and other tangible personal property of Seller set forth on Schedule 1.1(b);

(c)                                  Personal Property Leases.  The rights in, to and under those leases of personal property to which Seller is a party, as set forth on Schedule 1.1(c) (the “Personal Property Leases”);

(d)                                 Seller Contracts.  All rights in, to and under any and all Contracts related to the Business to which Seller is a party or may be bound or receive benefits or by which the Purchased Assets or Assumed Liabilities may be affected, including (i) all Material Contracts and (ii) all Contracts containing restrictive covenants in favor of the Business (collectively, “Seller Contracts”);

(e)                                  Deposits and Advances.  The security and other deposits, advances, advance payments, prepaid credits and deferred charges as set forth on Schedule 1.1(e);

(f)                                   Intellectual Property.  All Seller Intellectual Property (other than as solely related to “collab9” and other than Intellectual Property Rights to use the name “En Pointe” in Pakistan), including without limitation, Seller’s SAP software derivatives and customizations;

(g)                                  Goodwill and Intangible Rights.  All of Seller’s interest in and to the goodwill and other intangible rights associated with the Business, including telephone numbers, facsimile numbers, domain names, email addresses and website addresses;

(h)                                 Governmental Approvals.  All transferable Governmental Approvals (and pending applications therefor) related to the Purchased Assets (other than as solely related to “collab9”); and

(i)                                     Claims.  All claims, rights in action, rights to tender claims or demands, whether known or unknown, contingent or non-contingent, to the extent related to the Purchased Assets or the Assumed Liabilities.

1.2                               Excluded Assets.  All assets and rights of Seller that are not Purchased Assets shall be retained by Seller and shall not constitute Purchased Assets (collectively, the “Excluded Assets”).  The Excluded Assets shall include, without limitation, Seller’s historic general ledger embedded in the SAP software.

1.3                               Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign and Purchaser shall assume the Assumed Liabilities.  Thereafter, Purchaser shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing.  For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of Seller:

(a)                                 Any Liability arising after the Closing Date under the Seller Contracts, but only to the extent such obligations (i) arise after the Closing Date, (ii) do not arise from or relate to any breach by the Seller of any provision of any of such Seller Contracts, other than breaches solely related to Purchaser’s election to transfer such Seller Contract pursuant to Section 1.6 of this Agreement, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Seller Contracts, (iv) for which the full text of the Seller Contract has been disclosed (it being understood that if the text of any such contract has not been disclosed due to confidentiality or other restrictions, such contract shall not constitute a Seller Contract assumed by Purchaser hereunder unless and until the full text has been reviewed by Purchaser and approved in its sole discretion), and (v) are ascertainable (in nature and amount) solely by reference to the express terms of such Seller Contracts and any then-existing extrinsic facts that are necessary to interpret such express terms; and

(b)                                 The other liabilities set forth on Schedule 1.3(b).

1.4                               Excluded Liabilities.  Notwithstanding Section 1.3 or any other provision of this Agreement, Purchaser shall not assume and shall not be liable or responsible for any Liability that is not an Assumed Liability of Seller or any of its Affiliates (collectively, the “Excluded Liabilities”).  Seller and its Affiliates shall remain bound by and liable for, and shall pay, discharge or perform when due, all Excluded Liabilities.

1.5                               Din Goodwill.  Subject to the terms and conditions of this Agreement, at the Closing, Primary Stockholder shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase from Primary Stockholder, all of Primary Stockholder’s rights and interest in, to and under the goodwill of Primary Stockholder used or attributed to the operation of the Business (collectively, the “Din Goodwill”).

1.6                               Non-Assignable Assets.  Notwithstanding the foregoing, if any of the Seller Contracts or other Purchased Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents are not obtained by Seller on or prior to the Closing Date, Purchaser may elect, with respect to each Non-Assignable Asset, to either (i) require Seller to assign such Non-Assignable Asset to Purchaser at the Closing notwithstanding the failure to obtain the applicable Assignment Consent; or (ii) require Seller to not assign such Non-Assignable Asset at the Closing, in which case Purchaser shall take all actions necessary to perform the obligations under such Non-Assignable Assets and Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits of such Non-Assignable Asset as if an appropriate Assignment Consent had been obtained, including, without limitation, by granting sublicenses and establishing other similar arrangements.  If clause (ii) of the foregoing sentence is elected by Purchaser, Seller shall use its best efforts to obtain the Assignment Consent as soon as reasonably practicable following the Closing.  In such case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets until the requisite Assignment Consent is provided or until Purchaser otherwise elects, by notice in writing, to require Seller to assign such Non-Assignable Asset without the requisite Assignment Consent, at which time such assets shall be deemed Purchased Assets for purposes of this Agreement without any further action by Seller.  This Section 1.6 shall at all times remain subject to ARTICLE 11.  Notwithstanding the foregoing, if Purchaser performs under a Non-Assignable Asset, Adjusted Gross Profit from such performance by Purchaser shall be included in the Adjusted Gross Profit subject to the Earn-Out Payment.

ARTICLE 2.
CONSIDERATION FOR TRANSFER

2.1                               Purchase Price.  As full consideration for the sale, assignment, transfer and delivery of the Purchased Assets by Seller to Purchaser, for the sale, assignment and transfer of the Din Goodwill by Primary Stockholder to Purchaser, for the cancellation of the Options pursuant to the Cancellation Agreement, and for the other agreements set forth herein, Purchaser shall pay (i) to Seller and Option Holder, Pro-Rata, an aggregate amount of Six Million Dollars ($6,000,000) at the Closing (the “Closing Amount”), plus the Earn Out Payments pursuant to Section 2.2; and (ii) to Primary Stockholder an aggregate amount of Nine Million Dollars ($9,000,000) at the Closing (the “Goodwill Payment” and, collectively, the “Purchase Price”).

2.2                               Earn Out Payments.

(a)                                 Purchaser shall make additional payments to Seller and Option Holder, Pro-Rata (each an “Earn Out Payment”), within thirty (30) calendar days following the end of each month during the three (3) year period commencing on the first full month following the Closing (the “Earn Out Period”); provided that in lieu of monthly Earn Out Payments during the final fiscal quarter of the Earn Out Period, such final Earn Out Payment shall be made once within 60 calendar days following the end of such final fiscal quarter.  Each Earn Out Payment shall be in an amount equal to 22.5% of Purchaser’s Adjusted Gross Profit (as defined in Section 2.2(c) below) derived from sales to non-affiliated third parties, plus 10% of amounts invoiced and delivered for Internally Delivered Services Revenue (“IDS Revenue,” as more fully defined in Section 2.2(d) below), in each case, for such month or quarter, as applicable.  Within sixty (60) calendar days following the end of each fiscal quarter during the Earn Out Period (except for the final fiscal quarter within the Earn Out Period), Purchaser shall reconcile all monthly Earn Out Payments made during such previous fiscal quarter, and (i) if 22.5% of the Adjusted Gross Profit derived from sales to non-affiliated third parties during such fiscal quarter is determined to have been greater than the aggregate monthly Earn Out Payments paid during such fiscal quarter, Purchaser shall promptly pay such shortfall to Seller and Option Holder, Pro-Rata; or (ii)  if 22.5% of the Adjusted Gross Profit derived from sales to non-affiliated third parties during such fiscal quarter is determined to have been less than the aggregate monthly Earn Out Payments paid during such fiscal quarter, subsequent Earn Out Payments shall be correspondingly reduced in the amount of such over-payment.  On a quarterly basis, the CFO of Purchaser shall certify, in writing, the accuracy of the calculations of the Earn Out Payments.  The parties hereby agree that Purchaser’s sales to dinCloud, Inc., ADSL or collab9 are sales to non-affiliated third parties for purposes of the calculation of Earn Out Payments.

(b)                                 Notwithstanding anything herein to the contrary, Purchaser shall be permitted to transfer any Purchased Asset to any Person at any time in its sole discretion, whether by transfer, sale, merger, operation of law or otherwise; provided, however, in the event of any such transfer by Purchaser, where the transferred asset is a sales person or is a Qualified Customer Account, Seller and Option Holder shall be entitled to receive, Pro-Rata: (i) in the case of a transfer of any such sales person, 22.5% of the Adjusted Gross Profit generated by such sales person following the date of such transfer for the duration of the Earn Out Period; or (ii) in the case of a transfer of a Qualified Customer Account (regardless of whether or not one or more sales persons servicing such Qualified Customer Account are also transferred), either (y) 22.5%

of the Adjusted Gross Profit generated by such Qualified Customer Account for the duration of the Earn Out Period, if the Purchaser’s Affiliates (excluding Purchaser) did not also generate at least $100,000 of net sales from the same customer in the twelve (12) month period prior to the subject transfer, or (z) in the event Purchaser’s Affiliates (excluding Purchaser) did also generate at least $100,000 of net sales from the same customer in the twelve (12) month period prior to the subject transfer, a percentage of Adjusted Gross Profit derived from sales to such Qualified Customer Account after the date of such transfer, which percentage shall be determined by multiplying 22.5% by a fraction, the numerator of which shall be the net sales of the Purchaser (excluding Purchaser’s Affiliates) from the Qualified Customer Account during the twelve (12) month period prior to the subject transfer and the denominator of which shall be the sum of the net sales of the Purchaser from the Qualified Customer Account during such trailing twelve month period plus the net sales of all of Purchaser’s Affiliates (excluding Purchaser)  from the customer during such trailing twelve (12) month period.  In the event the subject transfer occurs less than twelve months following the Closing Date, the net sales of Seller from the Qualified Customer Account, for a period necessary prior to the Closing Date, will be added to the net sales of the Purchaser made following the Closing Date, to provide for twelve (12) full months of sales from such Qualified Customer Account in the determination of the trailing twelve (12) month period net sales of Purchaser necessary to make the calculations contemplated in this Section 2.2(b).  Notwithstanding anything herein to the contrary, but subject to this Section 2.2(b) above, nothing in this Agreement shall prohibit Purchaser’s Affiliates (excluding Purchaser) from conducting business with any customer or prospect, including without limitation, any customer or prospect acquired by Purchaser in connection with the Transaction, and any such business engaged in by any such Purchaser Affiliate with any such customer or prospect shall not be deemed to be a transfer or constructive transfer of such customer or prospect or any related account, and any Adjusted Gross Profit derived from any such business shall not be included in the calculation of Adjusted Gross Profit for purposes of Section 2.2(a) above.

(c)                                  For purposes of this Agreement, “Adjusted Gross Profit” means the difference between Revenues and Cost of Goods Sold:

(i)                                     “Revenues” shall include the following: (i) prices at which products, services (excluding IDS Revenue) and freight are invoiced to third party customers, net of returns, and excluding any applicable sales tax and (ii) any agency fees earned (such as Microsoft fees for enterprise agreements) even though there may not be a direct acquisition cost associated with the agency fee for the product or service.  Revenue shall not include any amounts invoiced in advance of when required by the customer contract (such as a second or third year for a first year Microsoft agreement.  Such second or third years will be included in Revenues during the appropriate future period according to the contract).

(ii)                                  “Cost of Goods Sold” shall include the cost of goods determined on a First In First Out (FIFO) basis, cost of services (excluding costs associated with IDS Revenue) as invoiced by the service provider and the cost of inbound and outbound freight.  Cost of Goods Sold shall also include certain positive adjustments that would increase gross profits, such as earned rebates, earned cooperative marketing funds, other earned marketing funds, earned deal registration funds, earned back-end rebates and earned price protection funds.  Cost of Goods Sold shall also include certain negative adjustments that would decrease gross profits, such as restocking fees (calculated at 5% of the return cost of products), order insurance, order fees, actual inventory write-downs, actual inventory cost adjustments, customer credit card chargebacks, customer credits and incentives, return-to-vendor price variances, and costs associated with marketing programs to the extent of the related positive adjustment to Cost of Goods Sold. Cost of Goods Sold shall exclude general inventory reserves and general inventory write-downs.

(d)                                 For purposes of this Agreement, “IDS Revenue” shall include revenues invoiced to third party customers, net of returns and adjustments, from services performed by employees of Purchaser or Purchaser’s Affiliates.

(e)                                  Subsequent to the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation of the Business.  Purchaser shall have no express or implied obligation to the Seller, the Primary Stockholder or Option Holder to take any action, or omit to take any action, to seek to maximize the Earn Out Payment by seeking to maximize sales, pursuing particular business opportunities, engaging in advertising or marketing campaigns, or otherwise.  Purchaser owes no duty, as a fiduciary or otherwise, to Seller, the Primary Stockholder or Option Holder in connection with its operation of the Business following the Closing.

(f)                                   The right of Seller and Option Holder to receive any Earn Out Payment (i) shall not be evidenced by a certificate or other instrument, (ii) shall be assignable or transferable by Seller or Option Holder only to a Person who agrees, as a condition to such assignment or transfer, to be bound by all of the terms and conditions of this Agreement pursuant to a joinder agreement reasonably acceptable to Purchaser, and (iii) does not represent any right other than the right to receive the Earn Out Payment as set forth above.  Any attempted transfer of the right to any amounts with respect an Earn Out Payment not incompliance with this Section 2.2(f) shall be null and void.

(g)                                  In the event of the closing of a transaction constituting a Change in Control of PCM during the Earn Out Period (a “PCM Transaction”), Seller and Option Holder shall have thirty (30) days following the closing of such PCM Transaction to jointly elect, by written notice to Purchaser and PCM, to either (i) accelerate the Earn Out Payments as set forth below in this Section 2.2(g); or (ii) continue to receive the Earn Out Payments as set forth in this Section 2.2 above.  If Seller and Option Holder do not jointly deliver such written notice prior to the termination of such thirty (30) day period, Seller and Option Holder shall both be deemed to have elected to continue to receive the Earn Out Payments as set forth in this Section 2.2 above.  If Seller and Option Holder jointly elect to accelerate the Earn Out Payments, Purchaser shall pay to Seller and Option Holder, Pro-Rata, within fifteen (15) days of such joint election, one final Earn Out Payment in an amount equal to (A) the aggregate Adjusted Gross Profit during the twelve (12) completed month period prior to the closing date of the PCM Transaction, divided by twelve (12), multiplied by 75%, multiplied by 22.5%; plus (B) the aggregate IDS Revenue during the twelve (12) completed month period prior to the closing date of the PCM Transaction, divided by twelve (12), multiplied by 75%, multiplied by 10%; with the sum of (A) and (B) then multiplied by (C) the number of months remaining in the Earn Out Period (measured from the closing date of the PCM Transaction).  Upon the payment of such amounts, the Earn Out Period shall terminate.  In the event a PCM Transaction occurs less than twelve months following the

Closing Date, the Adjusted Gross Profit and IDS Revenue for a period necessary prior to the Closing Date will be added to the Adjusted Gross Profit and IDS Revenue following the Closing Date to provide for twelve (12) full months of Adjusted Gross Profit and IDS Revenue as necessary to make the calculations contemplated in the immediately preceding sentence.  For the avoidance of doubt, Purchaser shall not make any Earn Out Payments to Seller or Option Holder during the period following the closing of a Change in Control of PCM and prior to the joint election (or deemed joint election) of the Earn Out Payment methodology that will apply following the closing of such Change in Control transaction.

(h)                                 In the event Earn Out Payments are past due hereunder and are not otherwise being disputed by Purchaser in good faith, such past due Earn Out Payments shall accrue simple interest of 10% per annum during the period such Earn Out Payments remain unpaid.

2.3                               Allocation of Purchase Price.  For Tax purposes, the parties covenant and agree to (i) allocate $9,000,000 of the Purchase Price to the Din Goodwill; and (ii) allocate $2,000,000 of the Purchase Price, in the aggregate, to the non-competition covenants set forth in the Noncompete Agreement

2.4                               Withholding Tax.  Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any reasonably applicable Legal Requirement.  All such withheld amounts shall be treated as delivered to Seller hereunder.  For clarity, it is agreed that such withholding does not include the sales Taxes referenced in Section 9.5.

ARTICLE 3.
CLOSING; CONDITIONS

3.1                               Closing; Time and Place.  The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur remotely via the electronic exchange of signature pages on third (3rd) Business Day after the day on which all of the conditions to closing set forth in this ARTICLE 3 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).  The Closing shall be effective as of the Effective Time.

3.2                               Conditions to Purchaser’s Obligation to Close.  Purchaser’s obligation to consummate the Transaction, and to take the other actions required to be taken by Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

(a)                                 Performance.  Each of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)                                 No Proceedings.  There must not have been commenced or threatened against Purchaser, or against any Affiliate of Purchaser, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction, or (ii) that may have the effect of preventing, delaying, making illegal, the Transaction.

(c)                                  Material Adverse Effect.  There shall not have been any fact, circumstance or occurrence that has or could reasonably be expected to have a Material Adverse Effect.

(d)                                 Deliveries.  Seller shall (i) place Purchaser in actual possession and operating control of the Business and the Purchased Assets and (ii) deliver the following items, duly executed by Seller and/or Option Holder, as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:

(i)                                     A General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit B (the “General Assignment and Bill of Sale”);

(ii)                                  An Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);

(iii)                               A Noncompetition Agreement between Purchaser and each of the Seller, Primary Stockholder and Option Holder, substantially in the form attached hereto as Exhibit D (the “Noncompetition Agreement”);

(iv)                              A Transition Services Agreement between Purchaser and Seller in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”);

(v)                                 A Sublease between Seller and Purchaser in substantially the form attached hereto as Exhibit F (the “Sublease”);

(vi)                              An Employment Agreement between Purchaser and Option Holder, substantially in the form attached hereto as Exhibit G (the “Employment Agreement”);

(vii)                           A Cancellation Agreement between Seller and Option Holder, substantially in the form attached hereto as Exhibit H (the “Cancellation Agreement”);

(viii)                        Complete and correct copies of all Seller Contracts;

(ix)                              Release letters from creditors of Seller, together with UCC 3 termination statements with respect to any financing statements filed against any of the Purchased Assets (to be filed subsequent to such payoffs), terminating all Encumbrances (including Tax liens) on any of the Purchased Assets;

(x)                                 A certificate of amendment to the certificate of incorporation of Seller and each of its Affiliates, changing their names to names dissimilar to “En Pointe Technologies”, and executed amendments to names consistent with the above in the states where Seller and each of its Affiliates are qualified to do business or has any pending application(s) to so qualify (except in Pakistan);

(xi)                              A certificate executed on behalf of Seller by its President or its Chief Executive Officer, certifying the matters in Section 3.2(a);

(xii)                           A certificate from the Secretary of State of Delaware, dated no earlier than the tenth (10th) Business Day prior to the Closing Date, as to the good standing of Seller;

(xiii)                        A completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations and IRS Form W-9 from Seller;

(xiv)                       Any audited financial statements related to the Business as may be required by Regulation S-K and Regulation S-X under the Securities Act of 1933, as amended, to be filed by PCM with the Securities and Exchange Commission in connection with or as a result of the Transaction, which are reasonably acceptable to the PCM and PCM’s independent audit firm; and

(xv)                          Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Assets, free and clear of all Encumbrances.

3.3                               Conditions to Seller’s Obligation to Close.  Seller’s obligation to consummate the Transaction, and to take the other actions required to be taken by such Persons at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller in whole or in part, in writing):

(a)                                 Performance.  Each of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)                                 No Proceedings.  There must not have been commenced or threatened against Purchaser or PCM any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, the Transaction, or (ii) that may have the effect of preventing, delaying, making illegal, the Transaction.

(c)                                  Deliveries.  Purchaser shall deliver the following items, duly executed by Purchaser, as applicable, all of which shall be in a form and substance reasonably acceptable to Seller, and its counsel:

(i)                                     A wire transfer to accounts designated by Seller and Option Holder in the United States in the aggregate amount of the Closing Amount;

(ii)                                  A wire transfer to an account designated by Primary Stockholder in the United States in the amount of the Goodwill Payment;

(iii)                               The Assignment and Assumption Agreement;

(iv)                              The Noncompetition Agreement;

(v)                                 The Transition Services Agreement;

(vi)                              The Employment Agreement;

(vii)                           The Sublease;

(viii)                        A certificate executed on behalf of Purchaser by its President certifying the matters in Section 3.3(a); and

(ix)                              Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Purchased Assets, free and clear of all Encumbrances.

ARTICLE 4.
PRE-CLOSING COVENANTS

4.1                               Seller’s Conduct of the Business Prior to Closing.  From the date of this Agreement until the Closing Date, Seller shall, and shall cause its officers, directors, employees and agents, to:

(a)                                 Conduct the Business in the ordinary course of business;

(b)                                 Pay all of its Liabilities and Taxes when due, subject to good faith disputes over such Liabilities or Taxes;

(c)                                  Continue to maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of Seller; and

(d)                                 Use best efforts to (i) preserve intact all rights of the Business to retain its employees and (ii) maintain good relationships with employees, licensors, licensees, suppliers, contractors, distributors, customers, and others having business dealings with the Business.

4.2                               Restrictions on Seller’s Conduct of the Business Prior to Closing.  From the date of this Agreement until the Closing Date, Seller shall not, and shall cause its officers, directors and employees, not to:

(a)                                 Enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any obligations which would have a Material Adverse Effect on Seller or Purchaser’s ability to conduct the Business in substantially the same manner and condition as currently conducted by Seller;

(b)                                 Sell, transfer, lease, license or otherwise encumber any of the Purchased Assets;

(c)                                  Take any action not announced prior to the date of this Agreement to the customers, suppliers or distributors of Seller, including providing promotions, coupons, discounts or price increases, except in the ordinary course of business;

(d)                                 Knowingly violate any Legal Requirement applicable to Seller;

(e)                                  Change or announce any change to the Seller Products and Services sold by Seller under any Seller Contract, except model or version changes or updates that may occur in the ordinary course of business;

(f)                                   Knowingly violate, terminate or amend any Seller Contract or Governmental Approval applicable to the Purchased Assets or Assumed Liabilities;

(g)                                  Commence any Proceeding related to the Purchase Assets or Assumed Liabilities other than for injunctive relief on the grounds that Seller has suffered immediate and irreparable harm not compensable in money damages if Seller has obtained the prior written consent of Purchaser, such consent not to be unreasonably withheld, unless such Proceeding is against Purchaser, in which case Purchaser consent is not required;

(h)                                 Borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty, except for ordinary course of business daily borrowings, credit lines or factoring;

(i)                                     Change the terms of its accounts or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts;

(j)                                    Incur or become subject to any Liability, contingent or otherwise, except current Liabilities in the ordinary course of business;

(k)                                 Except as expressly required under Section 3.2(d)(x) of this Agreement, amend its Certificate of Incorporation or Bylaws;

(l)                                     Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of, or in substitution for, shares of its capital stock;

(m)                             Fail to maintain the Purchased Assets in good repair, order and condition, reasonable wear and tear excepted; or

(n)                                 Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 4.2(a) through (m) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3                               No Solicitation.  Prior to the public announcement of the Transaction, Seller shall not enter into any Agreement with any Person to sell, convey, license or otherwise transfer any Purchased Assets.  Following the public announcement of the Transaction and continuing until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, in addition to the restriction set forth in the preceding sentence, Seller shall not, and shall cause its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets or Assumed Liabilities) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business or the Purchased Assets or Assumed Liabilities (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.  If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Seller or any Seller Representatives are approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly inform Purchaser regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.

4.4                               Updating the Seller Disclosure Schedule.  If any event, condition, fact or circumstance that would require a change to the Seller Disclosure Schedule if the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Purchaser an update to the Seller Disclosure Schedule specifying such change and shall use its best efforts to remedy same, as applicable; provided, however, that no such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (ii) determining whether any of the closing conditions set forth in ARTICLE 3 have been satisfied.

4.5                               Access to Information.  From the date of the public announcement of this Agreement until the Closing, Seller shall (i) permit Purchaser and its Representatives who have signed or are bound by appropriate confidentiality agreements, with reasonable notice, to have free and complete access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), books, records (including Tax records), contracts, and documents of or pertaining to Seller; (ii) furnish Purchaser with all financial, operating and other data and information related to the Business (including copies thereof), as Purchaser may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the Business, the Purchased Assets and the Assumed Liabilities.  No information or knowledge obtained in any investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

4.6                               Reasonable Best Efforts.  From the date of this Agreement until the Closing, each of Seller, the Primary Stockholder and Purchaser shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in ARTICLE 3.

4.7                               Consents.  As promptly as possible after the date of this Agreement, Seller shall use reasonable best efforts to obtain all Consents and make and deliver all filings and notices listed or required to be listed on Schedule 6.3 of the Seller Disclosure Schedule, and Purchaser

shall use its reasonable best efforts to obtain all Consents and make and deliver all filings required pursuant to Section 8.3 hereof.

4.8                               SAP License.  Seller shall use reasonable best efforts to transfer, and to cause the transfer of, the SAP license used by Seller in connection with the Business, including all software derivatives and customizations, to Purchaser at the Closing.  Seller, in addition to the above, shall also transfer to Purchaser all of the data necessary for Purchaser to operate the Business as contemplated in this Agreement; provided that the parties acknowledge that this data shall not include Seller’s financial data such as Seller’s general ledger entries.  Upon such transfer and subject to SAP’s approval, Purchaser shall sublicense the SAP software (as well as Seller’s transferred data related to the operation of the Business prior to the Closing; provided Seller shall take reasonable steps to maintain the confidentiality of such transferred data and shall not use such transferred data for any competitive purpose), to Seller on a non-exclusive, fully-paid, royalty free and worldwide basis for so long as Purchaser maintains the SAP license, for use by Seller post-Closing for accessing and working with its financial data for the pre-Closing operation of the Business, and for any purpose permitted under the Noncompetition Agreement.

ARTICLE 5.
TERMINATION

5.1                               Circumstances for Termination.  At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

(a)                                 by the mutual written consent of Purchaser and Seller;

(b)                                 by Purchaser if (i) Seller has not satisfied any closing condition set forth in Section 3.2 hereof prior to April 1, 2015 (the “Drop Dead Date”) , and (ii) Purchaser is not, on the date of termination, in material breach of any material provision of this Agreement; or

(c)                                  by Seller if (i) Purchaser has not satisfied any closing condition set forth in Section 3.3 hereof on or prior to the Drop Dead Date, and (ii) neither Seller nor the Primary Stockholder is, on the date of termination, in material breach of any material provision of this Agreement.

5.2                               Effect of Termination.  Subject to Section 5.3, if this Agreement is terminated in accordance with Section 5.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this ARTICLE 5; provided, however, that nothing herein shall relieve any party from liability for fraud or intentional misrepresentation.

5.3                               Fees for Termination.  If Seller terminates this Agreement pursuant to Section 5.1(c) by reason of the failure of Purchaser to satisfy the closing conditions contained in Section 3.3 and all of the conditions set forth in Section 3.2 have been satisfied, Purchaser shall, within four (4) Business Days following such termination, pay to Seller Five Million Dollars ($5,000,000) (the “Break Up Fee”).  Each of the parties hereto acknowledges that the Break Up Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating the Transaction, in reliance on this Agreement and on the expectation of the consummation of the Transaction, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, if Seller receives or is entitled to receive the Break Up Fee, such payment shall be the sole and exclusive remedy of Seller, Primary Stockholder and Option Holder hereunder, and upon payment of the Break Up Fee, neither Purchaser, PCM nor any of their respective Affiliates shall have any further liability or obligation relating to or arising out of the Transaction, whether pursuant to this Agreement, any Transaction Agreement or otherwise.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth on Schedule 6 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this ARTICLE 6), Seller hereby represents and warrants as of the date of this Agreement and as of the Closing Date (without limiting any other representations or warranties made by Seller or the Primary Stockholder in this Agreement or any other Transaction Agreement) to Purchaser and PCM as follows:

6.1                               Organization, Good Standing, Qualification.  Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the operation of the Purchased Assets, the employment of its employees or the ownership or leasing of its properties requires such qualification; and (iii) has full corporate power and authority required to own, lease and operate its assets and to carry on its business (including the Business) as now being conducted.

6.2                               Authority; Binding Nature of Agreements.  This Agreement has been duly and validly executed and delivered by Seller.  Each of this Agreement and the other Transaction Agreements constitutes the legal, valid and binding obligation of Seller, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

6.3                               No Conflicts; Required Consents.  The execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller does not and will not (with or without notice or lapse of time):

(a)                                 conflict with, violate or result in any breach of (i) any of the provisions of Seller’s certificate of incorporation or bylaws; (ii) the corporate resolutions of Seller; (iii) any of the terms or requirements of any Governmental Approval held by Seller or any of its employees or that otherwise relates to the Business or any of the Purchased Assets or Assumed Liabilities; or (iv) any provision of any Seller Contract;

(b)                                 give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, the Primary Stockholder or any of the Purchased Assets or Assumed

Liabilities, is subject; (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Seller Contract; or (iv) revoke, suspend or modify any Governmental Approval;

(c)                                  cause Seller or Purchaser to become subject to, or to become liable for the payment of, any Tax, or cause any of the Purchased Assets to be reassessed or revalued by any Tax Authority or other Governmental Authority;

(d)                                 result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or

(e)                                  require Seller to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

6.4                               Certifications.  The Seller Disclosure Schedule set forth a list of all authorizations, certifications, licenses or permits of each OEM and software publisher and other vendor or third party necessary to conduct the Business (“Certifications”), and all of such Certifications have been obtained by Seller are in full force and effect.  Seller is not or has not been in material violation of or default under, and no condition exists that with notice or the lapse of time or both would constitute a violation of or default under such the Certifications and no proceeding is pending or, to the Knowledge of the Seller, threatened to revoke or limit any Certification.  The execution, delivery and performance of this Agreement or any other Transaction Agreement by Seller do not and will not (with or without notice or lapse of time) conflict with, violate or result in any breach of any of the terms or requirements of any Certification, or revoke, suspend or modify any Certification.

6.5                               Financial Statements.

(a)                                 Seller has previously delivered to Purchaser the following financial statements (collectively, the “Financial Statements”):  (i) the audited balance sheet, and the related statement of operations, change in equityholders’ equity, and cash flows, of Seller as of and for the fiscal years ended September 30, 2012, 2013 and 2014, together with the notes thereto; and (ii) the unaudited balance sheet (the “Interim Balance Sheet”), and the related unaudited statement of operations, change in equityholders’ equity, and cash flows, of Seller as of and for the three months ended December 31, 2014 (the “Interim Balance Sheet Date”).

(b)                                 All of the Financial Statements (i) are true, accurate and complete in all respects; (ii) are consistent with the Books and Records of Seller; (iii) present fairly and accurately the financial condition of Seller as of the respective dates thereof and the results of operations, changes in equityholders’ equity and cash flows of Seller for the periods covered thereby; and (iv) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as disclosed on the Seller Disclosure Schedule).  All reserves established by Seller and set forth in the Interim Balance Sheet are adequate for the purposes for which they were established.

6.6                               Absence of Changes.  Since January 1, 2014, (i) Seller has conducted the Business in the ordinary course of business; (ii) no event or circumstance has occurred that could reasonably have a Material Adverse Effect on Seller; and (iii) Seller has not taken any action, agreed to take any action, or omitted to take any action outside of the ordinary course of business.

6.7                               Material Contracts.  The Seller Disclosure Schedule sets forth an accurate, correct and complete list of all Seller Contracts to which any of the descriptions set forth below may apply (the “Material Contracts”):

(i)                                     Personal Property Leases, Real Property Leases, Contracts affecting any Seller Intellectual Property and Governmental Approvals;

(ii)                                  Any Contract for capital expenditures or for the purchase of goods or services in excess of $100,000, except those incurred in the ordinary course of business and to be performed in three months or less;

(iii)                               Any Contract obligating Seller to sell or deliver any product or service at a price which does not, when factoring in overall price, rebates and the like, cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

(iv)                              Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $10,000 (excluding normal trade payables) or guaranteeing in any way the obligations of any Person;

(v)                                 Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(vi)                              Any Contract with any Governmental Authority;

(vii)                           Any Contract containing any representation or covenant regarding Seller’s maintenance of any Governmental Approval;

(viii)                        Any Contract with respect to the discharge, storage or removal of Materials of Environmental Concern;

(ix)                              Any Contract relating to any royalty arrangement;

(x)                                 Any Contract for the purchase or sale of any assets other than in the ordinary course of business or for the option or preferential rights to purchase or sell any assets;

(xi)                              Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;

(xii)                           Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area;

(xiii)                        Any Contract related to the acquisition of a business or the equity of any other Entity;

(xiv)                       Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $25,000 or more; (ii) is not terminable without payment or penalty on 30 days (or less) notice; or (iii) is between, inter alia, an Affiliate and Seller; and

(xv)                          Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xiv) above.

(b)                                 Seller has delivered to Purchaser accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof.

(c)                                  Each Seller Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms.

(d)                                 To the Knowledge of Seller, neither Seller nor any third party is in default under any Seller Contract.  No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Seller Contract; (b) give any Person the right to declare a default or exercise any remedy under any Seller Contract; (c) give any Person the right to accelerate the maturity or performance of any Seller Contract or to cancel, terminate or modify any Seller Contract; or (d) otherwise have a Material Adverse Effect on Seller in connection with any Seller Contract.  Seller has not waived any of its rights under any Seller Contract.

(e)                                  To the Knowledge of Seller, each Person against which Seller has or may acquire any rights under any Seller Contract is able to satisfy such Person’s material obligations and liabilities to Seller.

(f)                                   To the Knowledge of Seller the performance of the Seller Contracts will not result in any violation of or failure by Seller to comply with any Legal Requirement.

(g)                                  The Material Contracts constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which such Business is currently being conducted.

6.8                               Title; Sufficiency; Condition of Assets.

(a)                                 Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Purchased Assets.  The Purchased Assets are free and clear of all Encumbrances of any kind or nature.  Upon Closing, Purchaser will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Purchased Assets and no restrictions will exist on Purchaser’s right to resell, license or sublicense any of the Purchased Assets or Assumed Liabilities or engage in the Business consistent with its operation prior to Closing.

(b)                                 Except for the working capital requirements of the Business, the Purchased Assets, when taken together with the rights and services to be provided under any Transition Services Agreement, include all the assets necessary to permit Purchaser to conduct the Business after the Closing in a manner substantially equivalent to the manner as it is being conducted on the date of this Agreement in compliance with all Legal Requirements and to perform all Assumed Liabilities.

6.9                               Real Property.

(a)                                 The Seller Disclosure Schedule sets forth an accurate, correct and complete list of all real property used by Seller in connection with its operation of the Business.

(b)                                 The Seller Disclosure Schedule sets forth an accurate, correct and complete list of each lease pursuant to which Seller leases the use of any real property (each, a “Real Property Lease” and, such real property, the “Leased Real Property”).  Seller has a good and valid leasehold interest in the Leased Real Property that is subject to the Real Property Lease and is in possession of the Leased Real Property purported to be leased thereunder.

6.10                        Intellectual Property.  To Seller’s Knowledge, Seller has not used any Intellectual Property Rights material to the conduct of the Business other than that listed on the Seller Disclosure Schedule.  Except for Intellectual Property Rights licensed pursuant to agreements listed on the Seller Disclosure Schedule (excluding “shrink wrap” software that can be commercially purchased for less than $500 per user), Seller (i) validly owns, beneficially and of record, and holds the entire right, title and interest in and to the Intellectual Property Rights material to the operation of the Business, free and clear of any Encumbrance; (ii) validly owns, beneficially and of record, the Trade Secrets and confidential business information included in the Intellectual Property Rights, free and clear of any Encumbrance; and (iii) has the right to use all other know-how material to the operation of the Business, and upon the consummation of the assignment and transfer provided for herein, Seller will have validly assigned and transferred to Purchaser all right, title and interest in and to such Intellectual Property Rights and know-how free and clear of any Encumbrance.  To Seller’s Knowledge, the operation of the Business by Purchaser after the Closing in the manner in which the Business is currently conducted or proposed to be conducted by Seller will not infringe any Intellectual Property Rights or any other rights of any nature whatsoever of others.  No Proceeding is pending in which Seller is named as a party, or, to Seller’s Knowledge, threatened, nor has any claim been asserted or threatened (by or against Seller or any third party), which involves any Intellectual Property Rights or know-how of or used by Seller nor, to Seller’s Knowledge, does any state of facts exist under which it is reasonably likely that any such Proceeding might be based.  Seller is not subject to any judgment, Order, writ, injunction or decree of any court or any federal, state, local or other Governmental Authority, or any arbitrator, nor has Seller entered into, nor is it a party to, any Contract which restricts or impairs the use of any of its Intellectual Property Rights or know-how.

6.11                        Employees and Consultants.

(a)                                 No employee of Seller has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller.  To Seller’s Knowledge, and other than as contemplated by this Agreement, no officer, director, employee or consultant of Seller intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment or engagement of any such Person. The Seller Disclosure Schedule sets forth an accurate, correct and complete list of all (i) employees of Seller, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a Contract or otherwise) and (ii) individuals who are currently performing services for Seller related to the Business who are classified as “consultants” or “independent contractors.”  The Seller Disclosure Schedule sets forth all (i) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (in whole or in part, whether with or without the passage of time, as a result of the Transaction), any present or former employee, director or consultant since the Interim Balance Sheet Date; (ii) increases in any employee’s wage or salary since the Interim Balance Sheet Date or (iii) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date.  No employee of Seller is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(b)                                 To Seller’s Knowledge, there are no claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any employee or group of employees.  Seller has not suffered or sustained any work stoppage and no such work stoppage is threatened.

(c)                                  To Seller’s Knowledge, Seller has complied with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

(d)                                 Seller is in full compliance with the Worker Readjustment and Notification Act (29 USC §2101) and all state laws of similar effect (collectively, the “WARN Acts”), including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees”, “representatives” and any state dislocated worker unit and local government officials.  No reduction in the notification period under any WARN Act is being relied upon by Seller.

(e)                                  To Seller’s Knowledge, Seller has no collective bargaining agreements with any of its employees.  There is no labor union organizing or election activity pending or, to the Knowledge of Seller, threatened with respect to Seller.

6.12                        Seller Benefit Plans.  Seller’s employee benefit plans (collectively, the “Seller Benefit Plans”) are fully funded and have been maintained in accordance with their terms and all applicable Legal Requirements.  Neither Seller nor any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan.  Nothing contained in any of the Seller Benefit Plans will obligate

Purchaser to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing, or could subject Purchaser, directly or indirectly, to any Liability, contingent or otherwise, with respect to any Seller Benefit Plan.

6.13                        Compliance with Laws.

(a)                                 To Seller’s Knowledge, Seller is, and at all times since its inception has been, in full compliance, with each Legal Requirement that is applicable to Seller or any of Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Legal Requirement.  Seller has not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

(b)                                 To the Knowledge of Seller, no Governmental Authority has proposed or is considering any Legal Requirement that may affect Seller, Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), or Seller’s rights thereto, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect on Seller, the Purchased Assets or the Business.

6.14                        Seller Products and Services; Service Warranties.  All Seller Products and Services have been sold in conformity with all applicable contractual commitments and all expressed or implied warranties sold therewith.  Seller does not offer warranties on its own.  All warranties are in conformity with Legal Requirements.  The Seller Disclosure Schedule sets forth all maintenance or service contracts which have continuing performance obligations where Seller’s customer has previously paid all or a portion of such contract amount.  The warranty reserves on Seller’s Financial Statements were prepared in accordance with GAAP and are adequate in light of the circumstances of which Seller is aware.

6.15                        Governmental Approvals.

(a)                                 Seller has all Governmental Approvals that are necessary or appropriate in connection with Seller’s ownership and use of its properties or assets but only as relates to the Purchased Assets and Seller’s operation of the Business.  Seller has made all filings with, and given all notifications to, all Government Authorities as required by all applicable Legal Requirements.  The Seller Disclosure Schedule contains an accurate, correct and complete list and summary description of each such material Governmental Approval, filing or notification, except for any Tax qualification, including sales Tax and franchise Tax qualifications, appliance repair qualifications, air quality qualifications or commuting district qualifications (collectively, the “Material Governmental Qualifications”).  Each such Material Governmental Qualification is valid and in full force and effect, and there is not pending or, to the Knowledge of Seller, threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Material Governmental Qualification.  No violations have been recorded in respect of any Material Governmental Qualification, and Seller

does not know of any meritorious basis therefor.  No fines or penalties are due and payable in respect of any Material Governmental Qualification or any violation thereof.

(b)                                 Seller has delivered to Purchaser accurate and complete copies of all of the Material Governmental Qualifications, including all renewals thereof and all amendments thereto.

6.16                        Proceedings and Orders.

(a)                                 There is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting the Purchased Assets or the Business, or Seller’s rights relating thereto.  To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.  Seller has delivered to Purchaser true, accurate and complete copies of all pleadings, correspondence and other documents relating to any such Proceeding.  No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

(b)                                 Neither Seller, nor any of Seller’s properties, assets (including the Purchased Assets), operations or businesses (including the Business), nor any of Seller’s rights relating to any of the foregoing, is subject to any Order or any proposed Order.

6.17                        Taxes.

(a)                                 To Seller’s Knowledge, all Tax Returns that were required to be filed by or with respect to Seller have been timely filed and such Tax Returns are true, correct and complete in all material respects, and all Taxes required to be paid have been paid.  Seller has no Liability for unpaid Taxes accruing after the Interim Balance Sheet Date, except for Taxes incurred in the ordinary course of business.  There are no liens for Taxes on the properties of Seller, other than liens for Taxes not yet due and payable.

(b)                                 The Seller Disclosure Schedule lists all Tax audits with respect to Seller.  To the Knowledge of Seller, no other audit of any Tax Return is currently pending or threatened.  No claim has ever been made by any Tax Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Seller has not waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency that would be binding on Purchaser, PCM or any of their respective Affiliates.

(c)                                  To Seller’s Knowledge, Seller has properly withheld and timely paid to the proper Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or third party.

(d)                                 Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

6.18                        Brokers.  Seller has no broker or finder other than Martin Wolf.  Seller has or will timely pay all broker fees and expenses.

6.19                        Solvency.  Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted.  The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets less the Assumed Liabilities.  Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction.

6.20                        No Other Agreement.  Other than for sales of assets in the ordinary course of business, neither Seller, nor any of its Representatives, has entered into any Contract with respect to the sale or other disposition of the Purchased Assets of Seller except as set forth in this Agreement.

6.21                        Full Disclosure.  Neither this Agreement nor any of the other Transaction Agreements, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(a)                                 To the Knowledge of Seller, there is no fact (other than publicly known facts related exclusively to political or economic matters of general applicability that will adversely affect all Entities comparable to Seller) that may have a Material Adverse Effect on Seller.

(b)                                 All of the information set forth in the Seller Disclosure Schedule is accurate, correct and complete in all material respects.

(c)                                  Each representation and warranty set forth in this ARTICLE 6 is not qualified in any way whatsoever except as explicitly provided therein, will not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, will remain in force on and immediately after the Closing Date, is given with the intention that liability is not limited to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement or the other Transaction Agreements, and is made and given with the intention of inducing Purchaser to enter into this Agreement or the other Transaction Agreements.

ARTICLE 7.
[INTENTIONALLY OMITTED]

ARTICLE 8.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PCM

Purchaser and PCM hereby represent and warrant as of the date hereof and as of the Closing Date to Seller, Primary Stockholder and Option Holder as follows:

8.1                               Organization and Good Standing.  Each of Purchaser and PCM is duly organized, validly existing and in good standing under the laws of the state of Delaware.

8.2                               Authority; Binding Nature of Agreements.  This Agreement has been duly and validly executed and delivered by Purchaser and PCM.  Each of this Agreement and the other Transaction Agreements constitutes the legal, valid and binding obligation of Purchaser and PCM, enforceable against Purchaser and PCM in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Legal Requirements and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

8.3                               No Conflicts; Required Consents.  The execution, delivery and performance of this Agreement or any other Transaction Agreement by Purchaser and PCM do not and will not (with or without notice or lapse of time):

(a)                                 conflict with, violate or result in any breach of (i) any of the provisions of Purchaser’s or PCM’s charters; (ii) any resolutions adopted by Purchaser’s or PCM’s stockholders or members, or their respective board of directors or managers, or committees thereof; or (iii) any of the terms or requirements of any Governmental Approval held by Purchaser or PCM that relates to Purchaser’s or PCM’s business;

(b)                                 give any Governmental Authority or other Person the right to (i) challenge the Transaction; or (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is subject; or

(c)                                  require Purchaser or PCM to obtain any Consent or make or deliver any filing or notice to a Governmental Authority.

8.4                               Full Disclosure.  None of the representations and warranties contained in this ARTICLE 8 when all such representations and warranties are read together in their entirety, (i) contains any untrue statement of fact or (ii) omits or will omit to state any fact necessary to make such representations and warranties (in light of the circumstances under which they were made) not misleading.

ARTICLE 9.
POST-CLOSING COVENANTS

9.1                               Seller Intellectual Property.

(a)                                 Except as provided in Section 9.1(c), Seller agrees that, from and after the Closing Date, it shall not, and it shall cause its Representatives not to, use any of the Seller Intellectual Property, including without limitation Seller’s existing trade names or similar names

(except in Pakistan) (which non-use restriction shall include the formal name change of Seller as required by Section 3.2(d)(x)).  If Seller or any assignee of Seller owns or has any right or interest in any Seller Intellectual Property that cannot be, or for any reason is not, assigned to Purchaser at the Closing, Seller shall grant or cause to be granted to Purchaser, at the Closing, a worldwide, royalty-free, fully paid up, perpetual, irrevocable, transferable, sublicensable, and exclusive license to Exercise All Rights in and to such Seller Intellectual Property, except as to use of the name “En Pointe” in Pakistan.

(b)                                 If Purchaser is unable to enforce its Intellectual Property Rights against a third party as a result of any Legal Requirement that prohibits enforcement of such rights by a transferee of such rights, Seller agrees to assign to Purchaser such rights as may be required by Purchaser to enforce its Intellectual Property Rights in its own name.  If such assignment still does not permit Purchaser to enforce its Intellectual Property Rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name; provided, however, that Purchaser shall be entitled to participate in such proceedings and provided further that Purchaser shall be responsible for the costs and expenses of such proceedings

(c)                                  Solely to the extent necessary to (i) collect accounts receivable or other Excluded Assets, or (ii) satisfy Excluded Liabilities, Purchaser hereby grants to Seller, effective at the Closing and terminating on the first anniversary of the Closing, a worldwide, royalty-free, fully paid up, non-exclusive license to use the name “En Pointe”.

9.2                               Cooperation.  After the Closing, upon the request of Purchaser, Seller shall (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement; and (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Seller Contracts, including terms relating to confidentiality and Intellectual Property Rights, and to contest or defend against any Proceeding relating to the Transaction or to the operation of Seller’s Business before the Closing Date.  After the Closing, Seller shall (a) cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the Business; (b) satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships; (c) refer to Purchaser all inquiries relating to such Business; and (d) promptly deliver to Purchaser (i) any mail, packages and other communications addressed to Seller relating to the Business and (ii) any property that Seller receives and that properly belongs to Purchaser.  Neither Seller, the Primary Stockholder, nor any of their respective Representatives shall take any action that may diminish the value of the Purchased Assets after the Closing or that would interfere with the business of Purchaser to be engaged in after the Closing, including disparaging the name or business of Purchaser.

9.3                               Return of Purchased Assets.  If, for any reason after the Closing, any of the Purchased Assets or Assumed Liabilities are ultimately determined to be Excluded Assets or Excluded Liabilities, respectively, (i) Purchaser shall transfer and convey (without further consideration) to Seller, and Seller shall accept, such Purchased Assets; (ii) Seller shall assume, and agree to pay, perform, fulfill and discharge (without further consideration) such Assumed

Liabilities; and (iii) Purchaser and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Purchased Assets back to Seller and the re-assumption of such Assumed Liabilities by Seller.

9.4                               Records and Documents.  Seller shall maintain, for a period of seven years following the Closing, or such longer period if required under a Seller Contract purchased hereunder or required by applicable Legal Requirements, all books, records and documents related to the Business.  During such period, at Purchaser’s request, if there has been a request or reasonably anticipated request thereof by a customer or Governmental Authority or any other third party (including Purchaser’s auditors), Seller shall provide Purchaser and its Representatives with access to and the right to make copies of such books, records and documents as may be necessary or useful in connection with Purchaser’s conduct of the Business after the Closing.  If during such period Seller elects to dispose of such records and documents, Seller shall give Purchaser 60 days’ prior written notice, during which period Purchaser shall have the right to take such books, records and documents without further consideration.

9.5                               Transfer Taxes.  Other than sales Tax imposed in connection with the transfer of the Purchased Assets to Purchaser pursuant to this Agreement, all of which shall be paid by Purchaser, all Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Agreements shall be split equally between Purchaser and Seller and paid by Seller when due.  Seller shall timely file any Tax Return or other document with respect to such Transfer Taxes, and Purchaser shall cooperate with respect thereto as reasonably necessary and will split equally any such costs and expenses.

9.6                               Standstill.

(a)                                 Without the PCM’s consent, the Primary Stockholder shall not, and shall cause the Seller and its “affiliates” (as defined in Rule 12b-2 under the Exchange Act) not to, for a period of five (5) years from the date of this Agreement: (i) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of PCM (collectively, “Acquire”), or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, “Securities”); (ii) seek or propose, alone or in concert with others, to control or influence in any manner the management, the Board of Directors or the policies of PCM, including, but not limited to, a proposal pursuant to Rule 14a-8; (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the other party or any of its subsidiaries; (iv) form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act); (v) make any proposal or any statement regarding any proposal, whether written or oral, to the Board of Directors of PCM or any director or officer of PCM, or otherwise make any public announcement or proposal whatsoever, with respect to the Transaction or any other transaction or proposed transaction between the parties, any of its respective security holders or any of its respective affiliates, including, without limitation, any acquisition, tender or exchange offer, merger, sale of assets or securities, or other business combination, unless (a) the PCM’s Board of

Directors or its designated Representatives shall have requested in advance the submission of such proposal, (b) such proposal is directed to PCM’s Board of Directors or its designated Representatives, and (c) any public announcement with respect to such proposal is approved in advance by PCM’s Board of Directors; or (vi) providing financing (including guarantees), in whole or in part, to any person with respect to the matters in clauses (i)-(v) above.

(b)                                 Notwithstanding Section 9.6(a), the Primary Stockholder shall be permitted to Acquire Securities constituting, directly or indirectly, no more than 300,000 shares of PCM’s common stock (as adjusted for stock splits, recapitalizations and the like), subject to the Primary Stockholder’s concurrent execution of a voting agreement in a form most favorable to PCM, as determined solely by PCM taking into account applicable Legal Requirements.

ARTICLE 10.
EMPLOYEES

10.1                        Transferred Employees.  Purchaser may, but shall have not obligation to, offer employment, to be effective as of the Closing Date and contingent upon the Closing, on terms to be determined by Purchaser, to any employees of Seller (collectively, the “Transferred Employees”).  Seller shall terminate the employment, to be effective as of the Closing Date, of all Transferred Employees.  The parties acknowledge and agree that it is not the intention of the parties that any contracts of employment of any employees of Seller shall be assumed by Purchaser as a result of the Transaction.  Seller shall use best efforts to (i) encourage the Transferred Employees to continue their employment with Seller until Closing and thereupon to accept employment with Purchaser and (ii) assist Purchaser in employing Transferred Employees.

10.2                        Employee Benefit Arrangements.  In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Seller and Purchaser shall cooperate, both before and after the Closing Date, to exchange information related to the Transferred Employees, including employment records and benefits information.

10.3                        Post-Closing Employer Rights.  Nothing in this ARTICLE 10 shall be construed to entitle any Transferred Employee to continue his or her employment with Purchaser for any period of time, nor to interfere with the rights of Purchaser or Seller to discharge or discipline any Transferred Employee, to change the terms of any Transferred Employee’s employment, or to amend or terminate any employee benefit plans at any time.

10.4                        Compliance with Legal Requirements and Other Obligations.  Prior to the Closing, at its sole cost and expense, Seller shall take all actions necessary to comply with all appropriate Legal Requirements in connection with Seller’s employment of its employees, including any Legal Requirements under the WARN Acts.  Seller shall be solely responsible, before and after the Closing, for the payment of any amounts required to be paid under any Legal Requirement, including the WARN Acts, as a result of the termination or layoff of any employee of Seller.  Prior to the Closing, Seller shall perform all of its contractual and other obligations in connection with the employment of its employees.  Purchaser shall inform Seller no less than three (3) days prior to the Closing as to the identity of those employees of Seller that Purchaser does not intend to hire.

10.5                        No Benefit to Seller Employees Intended.  This ARTICLE 10 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than Purchaser and Seller.

ARTICLE 11.
INDEMNIFICATION

11.1                        Survival of Representations and Warranties.  All representations and warranties of Seller, Purchaser and PCM in this Agreement or any other Transaction Agreement shall survive the Closing for a period of 24 months (the “Survival Date”); provided, however, that (a) all representations and warranties contained in Sections 6.1, (Organization, Good Standing, Qualification), 6.2 (Authority; Binding Nature of Agreements), 6.8 (Title; Sufficiency; Condition of Assets), and 6.18 (Brokers) shall survive the Closing indefinitely (collectively, the “Fundamental Representations”); and (b) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice in accordance with this ARTICLE 11 shall survive until final resolution of such claim.  Purchaser, Seller and the Primary Stockholder expressly waive the statute of limitations otherwise applicable to contract claims to the extent such statute of limitations is shorter than the survival periods established hereunder and would otherwise bar such claim (it being expressly acknowledged that Purchaser, the Seller and the Primary Stockholder are not waiving any statute of limitations with respect to any claims made by any other party).  The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

11.2                        Indemnification by Seller and the Primary Stockholder.  Seller and the Primary Stockholder, jointly and severally (as applicable pursuant to the last sentence of this Section 11.2 with respect to the Primary Stockholder) shall indemnify, defend and hold harmless Purchaser and its Representatives (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages, whether or not involving a third party claim (collectively, “Purchaser Damages”), arising out of, relating to or resulting from (a) any breach or inaccuracy of a representation or warranty of Seller or the Primary Stockholder contained in this Agreement or in any other Transaction Agreement; (b) any breach of a covenant of Seller or the Primary Stockholder contained in this Agreement or in any other Transaction Agreement; (c) Excluded Assets or Excluded Liabilities; or (d) any noncompliance with applicable fraudulent transfer Legal Requirements in connection with the Transaction.  The Primary Stockholder’s obligation to indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against any and all Purchaser Damages shall be limited by the aggregate amount of (A) the Goodwill Payment; plus (B) all amounts of the Purchase Price (including, without limitation, any Earn Out Payment), if any, distributed or transferred by Seller via dividend, loan, stock repurchase or otherwise to any of its Affiliates.

11.3                        Indemnification by Purchaser and PCM.  Purchaser and PCM, jointly and severally, shall indemnify, defend and hold harmless Seller, Primary Stockholder, Option Holder and their respective Representatives from and against any and all Damages, whether or not involving a third party claim, arising out of, relating to or resulting from (a) any breach or inaccuracy of a representation or warranty of Purchaser or PCM contained in this Agreement or in any other Transaction Agreement; (b) any breach of a covenant of Purchaser or PCM contained in this Agreement or in any other Transaction Agreement; or (c) an Assumed Liability.

11.4                        Limitations.  Notwithstanding anything herein to the contrary, no party obligated to provide indemnification pursuant to this ARTICLE 11 (an “Indemnitor”) shall be liable for Damages of a party entitled to indemnification (an “Indemnitee”) pursuant to Section 11.2(a) or Section 11.3(a), as applicable, (i) unless and until the aggregate amount of all such Damages incurred by the Indemnitee exceeds Two Hundred Seventy Five Thousand Dollars ($275,000) (the “Basket”), in which event the Indemnitor shall be liable for all such Damages in excess of the Basket, or (ii) to the extent that such Damages exceed 15% of the aggregate Purchase Price actually paid to Seller and Option Holder measured at the time any indemnity obligation of Seller or the Primary Stockholder hereunder has actually been paid in full (the “Cap”); provided, however, that notwithstanding the foregoing provisions, the Purchaser Indemnified Persons shall be entitled to collect Damages hereunder for breaches or inaccuracies of the Fundamental Representations in an amount not to exceed the Purchase Price and without regard to the Basket, and any Damages resulting from fraud, gross negligence or intentional misrepresentation shall be specifically exempt from the Basket and the Cap.

11.5                        Third Party Claims.

(a)                                 In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Proceeding by a third party in respect of which indemnity may be sought under the provisions of this ARTICLE 11 (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”).  Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay actually and materially prejudices defense to be provided by the Indemnitor with respect to such Third Party Claim.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a description of the basis for such Third Party Claim.

(b)                                 Subject to the provisions of this Section 11.5, the Indemnitor will have ten days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom at Indemnitor’s sole cost and expense with counsel reasonably acceptable to the Indemnitee (a “Third Party Defense”).  If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Damages resulting therefrom (subject to the terms and conditions of this Agreement).  Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c)                                  The Indemnitor will not be entitled to assume the Third Party Defense if (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; (ii) the Third Party Claim relates to or arises in connection with any criminal Proceeding; (iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim; (iv) the Third Party Claim involves a material customer or supplier of the Business; (v) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; (vi) the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or (vii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.

(d)                                 If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Damages caused by or arising out of such Third Party Claim (subject to the last sentence of Section 11.5(b).  The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the release of the Indemnitees by the third party from all Liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of a Legal Requirement by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Proceeding or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof); and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor.  The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim at the Indemnitor’s sole cost and expense.  So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).  If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Damages incurred in connection with such judgment or settlement.

(e)                                  In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 11.5 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 11.5, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor.  In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed).  In connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this ARTICLE 11 with respect to such Proceeding or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.  If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(f)                                   Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its Representatives to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information (subject to any obligations under any Legal Requirements) and the attorney-client and work-product privileges.

11.6                        Direct Claims.  In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall deliver a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Damages (which estimate shall not be conclusive of the final amount of such Damages) and a description of the basis for such claim.  The Indemnitor will have ten days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.  If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within ten days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed Damages subject to indemnification hereunder.

11.7                        Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

11.8                        Remedies Cumulative.  Except as provided in Sections 5.3 and 12.13, the remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.

ARTICLE 12.
MISCELLANEOUS PROVISIONS

12.1                        Press Releases and Announcements.  Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with Purchaser, PCM or Seller, or similar publicity with respect to this Agreement or the Transaction, will be issued, if at all, at such time and in such manner as Purchaser determines and approves.  Purchaser will have the right to be present for any in-person announcement by Seller or the Primary Stockholder.  Unless consented to by Purchaser or required by applicable Legal Requirement, Seller and the Primary Stockholder will keep the Transaction and the Transaction Agreements confidential.

12.2                        Expenses.  Seller, Primary Stockholder and Option Holder, on the one hand, and Purchaser and PCM, on the other hand, will each pay all expenses incurred by each of them in connection with the Transaction, including legal, accounting, investment banking and consulting fees and expenses, if any, incurred in negotiating, executing and delivering this Agreement and the Transaction Agreements.

12.3                        Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

12.4                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon delivery if delivered personally or by an express courier (with confirmation), or (ii) three days after being sent by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                 if to Purchaser or PCM, to:

PCM Sales Acquisition, LLC / PCM, Inc.

1940 E. Mariposa Ave,

El Segundo, CA 90245

Attention:                                         Executive Vice President and Chief Legal Officer

with a copy, which shall not constitute notice, to:

Morgan, Lewis & Bockius LLP

600 Anton Blvd., Suite 1800

Costa Mesa, CA 92626

Attention:                                         Bryan S. Gadol

(b)                                 if to Seller, to:

En Pointe Technologies Sales, Inc.

18701 S. Figueroa Street

Gardena, CA 90248

Attention:                                         Attiazaz “Bob” Din

with a copy, which shall not constitute notice, to:

Jacob J. Stettin

P.O. Box 480432

Los Angeles, CA 90048-1432

if to the Primary Stockholder, to:

Attiazaz “Bob” Din

18701 S. Figueroa Street

Gardena, CA 90248

with a copy, which shall not constitute notice, to:

Jacob J. Stettin

P.O. Box 480432

Los Angeles, CA 90048-1432

if to Option Holder, to:

Michael Rapp

22986 Stoneridge

Mission Viejo, CA 92692

with a copy, which shall not constitute notice, to:

Shulman Hodges & Bastian LLP

100 Spectrum Center Drive, Suite 600

Irvine, CA 92618

Attention:                                         James Bastian

12.5                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement; provided that Purchaser, PCM and

Seller may assign any of their respective rights and interests (along with their obligations) under this Agreement to any of their respective Affiliates or successors; provided, further, that Primary Stockholder shall be entitled to assign his interests and any proceeds to a family member or to a trust for the benefit of a family member of Primary Stockholder.  A condition for the validity of any assignment or transfer by any party hereunder is that any such assignee, transferee or successor shall agree in writing to be bound by the provisions of this Agreement.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

12.6                        Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement; provided, however, PCM and its subsidiaries shall be intended third party beneficiaries of all rights of the Purchaser and PCM under this Agreement.

12.7                        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirement, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirement, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.8                        Complete Agreement.  This Agreement and the Transaction Agreements contain the complete agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, whether written or oral, including without limitation that certain Exclusivity Agreement dated February 25, 2015 by and among Seller, Purchaser and PCM.  Each party acknowledges that no other party has made any representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein or therein that survive the execution and delivery of this Agreement.

12.9                        Schedules.  The sections of the Seller Disclosure Schedule correspond to the numbered and lettered sections contained in ARTICLE 6 of this Agreement and the disclosures in any section shall qualify the corresponding section in such Article as well as other sections of such Article solely to the extent such qualification is readily apparent on the face of the Seller Disclosure Schedule.

12.10                 Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile, .pdf or electronic signature will be considered an original signature.

12.11                 Governing Law.  The domestic law, without regard to conflicts of laws principles, of the state of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

12.12                 Jurisdiction.  Each of the parties submits to the exclusive jurisdiction of a state or federal court sitting in New Castle County, Delaware for the purposes of any Proceeding arising out of or relating to this Agreement or any Transaction Agreement and agrees that all claims in respect of the Proceeding may only be heard and determined in any such court.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Proceeding in one of the aforementioned courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.12.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION, THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

12.13                 Specific Performance.  Each of Seller, Primary Stockholder and Option Holder acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, each of Seller, Primary Stockholder and Option Holder hereby agrees that Purchaser and PCM shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by Seller, Primary Stockholder and Option Holder under this Agreement, and each of Seller, Primary Stockholder and Option Holder hereby agrees to waive the defense in any such suit that Purchaser and/or PCM have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  The equitable remedies described in this Section 12.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that Purchaser and/or PCM may elect to pursue.

12.14                 Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  Any reference to any law or Legal Requirement will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion, except where this Agreement or the other respective Transaction Agreement expressly provided otherwise (e.g., not to be unreasonably withheld or delayed).  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

12.15                 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has duly executed this Asset Purchase Agreement as of the date first written above.

PURCHASER:

PCM SALES ACQUISITION, LLC

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Manager

PCM:

PCM, INC.

By:	/s/ Frank Khulusi
Name:	Frank Khulusi
Title:	Chief Executive Officer

(Signatures continue on following page)

IN WITNESS WHEREOF, each of the parties has duly executed this Asset Purchase Agreement as of the date first written above.

SELLER:

EN POINTE TECHNOLOGIES SALES, INC.

By:	/s/ Attiazaz “Bob” Din
Name:	Attiazaz “Bob” Din
Title:	Chief Executive Officer

PRIMARY STOCKHOLDER:

/s/ Attiazaz “Bob” Din
Attiazaz “Bob” Din

OPTION HOLDER:

/s/ Michael Rapp
Michael Rapp

EXHIBIT A
CERTAIN DEFINITIONS

“Acquire” has the meaning specified in Section 9.6.

“Adjusted Gross Profit” has the meaning specified in Section 2.2.

“Affiliate” means any member of the immediate family (including spouse, parent, brother, sister, descendant, ancestor or in-law) of any officer, director or equity holder of a Person or any Entity in which such Person or any such family member has a 5% or greater interest or is a director, officer, partner or trustee.  The term “Affiliate” shall also include any Entity which controls, or is controlled by, or is under common control with any of the individuals or Entities described in the preceding sentence.

“Agreement” means the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as it may be amended from time to time.

“Assignment and Assumption Agreement” has the meaning specified in Section 3.2(d)(ii).

“Assignment Consent” has the meaning specified in Section 1.6.

“Assumed Liabilities” has the meaning specified in Section 1.3.

“Basket” has the meaning specified in Section 11.4.

“Break Up Fee” has the meaning specified in Section 5.3.

“Business” has the meaning set forth in the first Recital.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by law in the state of California to be closed.

“Cancellation Agreement” has the meaning specified in Section 3.2(d)(vii).

“Cap” has the meaning specified in Section 11.4.

“Certifications” has the meaning specified in Section 6.4.

“Change in Control” means a change in ownership or control of PCM effected through any of the following transactions:

(i)                                     a merger, consolidation or other reorganization approved by PCM’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned PCM’s outstanding voting securities immediately prior to such transaction, or

(ii)                                  a stockholder-approved sale, transfer or other disposition of all or substantially all of PCM’s assets, or

(iii)                               the acquisition, directly or indirectly by any person or related group of persons (other than PCM or a person that directly or indirectly controls, is controlled by, or is under common control with, PCM), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Act of 1934, as amended) of securities possessing more than eighty percent (80%) of the total combined voting power of PCM’s outstanding securities pursuant to a tender or exchange offer made directly to PCM’s stockholders.

provided that, in no event shall any public offering of PCM’s securities be deemed to constitute a Change in Control.

“Closing” has the meaning specified in Section 3.1.

“Closing Amount” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Party” has the meaning specified in Section 4.3.

“Competing Transaction” has the meaning specified in Section 4.3.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” means any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” means any damage (including without limitation punitive, special, incidental and consequential damages), loss, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, and, for the avoidance of doubt, shall include a “multiple of profits”, “multiple of cash flow” or similar valuation methodologies in calculating the amount of Damages.

“Defined Benefit Plan” means either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Din Goodwill” has the meaning specified in Section 1.5.

“Drop Dead Date” has the meaning specified in Section 5.1(b).

“Earn Out Payment” has the meaning specified in Section 2.2.

“Earn Out Period” has the meaning specified in Section 2.2.

“Effective Time” means 12:00 a.m., Pacific Time on the Closing Date.

“Employee Benefit Plan” has the meaning specified in Section 3(3) of ERISA.

“Employment Agreement” has the meaning specified in Section 3.2(d)(vi).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning specified in Section 1.2.

“Excluded Liabilities” has the meaning specified in Section 1.4.

“Exercise All Rights” means to exercise or practice any and all rights now or hereafter provided by Legal Requirement anywhere in the world to inventors, authors, creators and/or owners of intellectual or intangible property; including the right to make, use, disclose, sell, offer to sell, distribute, import, rent, lease, lend, reproduce, prepare derivative works of and otherwise modify, perform and display (whether publicly or otherwise), broadcast, transmit, use and/or otherwise exploit such intellectual or intangible property and/or any product, component or service embodying, related to or subject to such intellectual or intangible property; and the right to assign, transfer, license and/or sublicense (with the right to sublicense further) any of the foregoing, and the right to have and/or authorize others do any of the foregoing.

“Financial Statements” has the meaning specified in Section 6.5.

“Fundamental Representations” has the meaning specified in Section 11.1.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“General Assignment and Bill of Sale” has the meaning specified in Section 3.2(d)(i).

“Goodwill Payment” has the meaning specified in Section 2.1.

“Governmental Approval” means any:  (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including, without limitation any Minority Business Enterprise Certification issued pursuant to United States Department of Commerce regulations or other similar state, local or quasi-governmental certification or approval; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” means any:  (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnitee” has the meaning specified in Section 11.4.

“Indemnitor” has the meaning specified in Section 11.4.

“Intellectual Property Rights” means any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Interim Balance Sheet” has the meaning specified in Section 6.5.

“Interim Balance Sheet Date” has the meaning specified in Section 6.5.

“IRS” means the Internal Revenue Service.

“Knowledge” of Seller or the Primary Stockholder, or any similar phrase, means, with respect to any fact or matter, (i) the actual knowledge of the Primary Stockholder; (ii) the actual knowledge of the directors and executive officers of Seller and any other employee of Seller with a title of Vice President or above, together with (iii) such knowledge that the Primary Stockholder and such directors and executive officers of Seller could be expected to discover after conducting a comprehensive investigation concerning the existence of the fact or matter in question.

“Leased Real Property” has the meaning specified in Section 6.9(b).

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Assets), liabilities (including Assumed Liabilities), business, operations, results of operations or prospects of Seller or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller from performing its obligations under this Agreement.

“Material Contracts” has the meaning specified in Section 6.7.

“Material Governmental Qualifications” has the meaning specified in Section 6.15(a).

“Member of the Controlled Group” means (i) any Person that, together with Seller, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and (ii) any general partnership of which the Seller is or has been a general partner.

“Multiemployer Plan” means a plan described in Section 3(37) of ERISA.

“Non-Assignable Asset” has the meaning specified in Section 1.6.

“Noncompetition Agreement” has the meaning specified in Section 3.2(d)(iii).

“Notice of Claim” has the meaning specified in Section 11.5(a).

“Transition Services Agreement” has the meaning specified in Section 3.2(d)(vii).

“Option Holder” has the meaning specified in the Preamble.

“Options” has the meaning specified in the third Recital.

“Order” means any:  (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation,

subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business or any Purchased Assets or Assumed Liabilities.

“PCM” has the meaning specified in the Preamble.

“Person” means any individual, Entity or Governmental Authority.

“Personal Property Leases” has the meaning specified in Section 1.1.

“Primary Stockholder” has the meaning specified in the Preamble.

“Pro-Rata” means a percentage interest equal to the number of shares of capital stock of Seller held by En Pointe Technologies, Inc. or Option Holder, as applicable, immediately prior to the Closing, divided by the aggregate number of shares of capital stock of Seller outstanding immediately prior to the Closing (in each case assuming the exercise of all Options on a net-issue basis prior to the Closing).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Purchase Price” has the meaning specified in Section 2.1.

“Purchased Assets” has the meaning specified in Section 1.1.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Damages” has the meaning specified in Section 11.2.

“Purchaser Indemnified Persons” has the meaning specified in Section 11.2.

“Qualified Customer Account” means any customer account acquired by Purchaser in the Transaction which contributed net sales to Purchaser of at least $100,000 during the trailing twelve (12) month period prior to any permitted transfer by Purchaser following the Closing Date contemplated in Section 2.2(b).  For purposes of this definition, in the event the subject transfer occurs less than twelve months following the Closing Date, the net sales of Seller from the Qualified Customer Account, for a period necessary prior to the Closing Date, will be added to the net sales of the Purchaser made following the Closing Date, to provide for twelve (12) full months of sales from such Qualified Customer Account in the determination of the trailing twelve (12) month period net sales of Purchaser necessary to make the calculations for determining the Qualified Customer Account status contemplated in this definition.

“Real Property Lease” has the meaning specified in Section 6.9(b).

“Registered Intellectual Property Rights” means all United States, international and foreign:  (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.

“Representatives” means officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, equity holders, lenders and Affiliates of a party.

“Securities” has the meaning specified in Section 9.6.

“Seller” has the meaning specified in the Preamble.

“Seller Benefit Plans” has the meaning specified in Section 6.12.

“Seller Contracts” has the meaning specified in Section 1.1.

“Seller Disclosure Schedule” has the meaning specified in ARTICLE 6.

“Seller Intellectual Property” means all Intellectual Property Rights related to the Business, the Purchased Assets or the Assumed Liabilities and held by Seller, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller.

“Seller Products and Services” means all products and services designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Seller (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Sublease” has the meaning specified in Section 3.2(d)(v).

“Survival Date” has the meaning specified in Section 11.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, FICA, FUTA, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, escheat, unclaimed or abandoned property, electronic waste recycling fees or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” means any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Third Party Claim” has the meaning specified in Section 11.5(a).

“Third Party Defense” has the meaning specified in Section 11.5(b).

“Trade Secrets” means all trade secrets under applicable Legal Requirement and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” means any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Transaction” means, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” means this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Purchaser, Seller and/or the Primary Stockholder in connection with the Transaction.

“Transferred Employees” has the meaning specified in Section 10.1.

“Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“Transition Services Agreement” has the meaning specified in Section 3.2(d)(iv).

“WARN Acts” has the meaning specified in Section 6.11(d).

EXHIBITS:

Exhibit A: Certain Definitions

Exhibit B: General Assignment and Bill of Sale

Exhibit C: Assignment and Assumption Agreement

Exhibit D: Noncompetition Agreement

Exhibit E: Transition Services Agreement

Exhibit F: Sublease

Exhibit G: Employment Agreement

Exhibit H: Cancellation Agreement